Exhibit (h)(ii)

AMENDMENT TO
ADMINISTRATION, BOOKKEEPING AND PRICING SERVICES AGREEMENT

THIS AMENDMENT is made as of April 3, 2017, by and between The James Advantage Funds (the “Trust”), James Investment Research, Inc. (the “Adviser”) and ALPS Fund Services, Inc. (“ALPS”).

WHEREAS, the Trust, Adviser and ALPS have entered into an Administration, Bookkeeping and Pricing Services Agreement dated July 1, 2010 (the “Agreement”);

WHEREAS, effective April 3, 2017, the James Balanced: Golden Rainbow Fund added a Class T share class to the series; and

WHEREAS, the Trust, Adviser and ALPS wish to modify the Agreement to reflect the addition of the Class T share class to the James Balanced: Golden Rainbow Fund.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.	Effective as of April 3, 2017, Appendix A of the Agreement is hereby deleted in its entirety and replaced with a new Appendix A attached hereto.
2.	All other provisions of the Agreement shall remain unchanged.
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IN WITNESS WHEREOF, this Amendment has been executed by a duly authorized representative of each of the parties hereto as of the date of this Amendment first set forth above.

The James Advantage Funds		ALPS Fund Services, Inc.

By:	/s/ Thomas L. Mangan	By:	/s/ Jeremy O. May
Name: Thomas L. Mangan		Name: Jeremy O. May
Title: Chief Financial Officer		Title: President

James Investment Research, Inc.

By:	/s/ Thomas L. Mangan
Name: Thomas L. Mangan
Title: Senior Vice President

APPENDIX A

LIST OF FUNDS

Dated as of April 3, 2017

James Balanced: Golden Rainbow Fund
Institutional Class Shares: GLRIX
Retail Class Shares: GLRBX
Class T Shares: GLRTX
James Small Cap Fund (JASCX)
James Mid Cap Fund (JAMDX)
James Micro Cap Fund (JMCRX)
James Long-Short Fund (JAZZX)
James Aggressive Allocation Fund (JAVAX)